Exhibit 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 13, 2006, except as to Note 24, which is as of March 30, 2006, with respect to the consolidated financial statements of Queenstake Resources Ltd. included in this Annual Report on Form 40-F for the years ended December 31, 2005 and 2004, filed with the U.S. Securities and Exchange Commission (the “Annual Report”) and in the Company’s Registration Statement on Form S-8 (No. 333-119779), which incorporates by reference the Annual Report.

/s/ Staley, Okada & Partners
Staley, Okada & Partners
Chartered Accountants
Vancouver, British Columbia, Canada
March 29, 2007